Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

For Immediate Release

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

InfoSonics Corporation 10b5-1 Stock Trading Plan Update

SAN DIEGO, CA, April 5, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the premiere providers and distributors of wireless handsets and accessories in Latin America and the United States, today announced that the Company’s Chief Executive Officer, Joseph Ram and Chief Financial Officer, Jeffrey Klausner will allow their existing plans to expire as scheduled on April 30, 2007 and that they do not intend to adopt new prearranged 10b5-1 stock trading plans in the near future. In addition the Company announced that its Executive Vice President and Secretary, Abraham Rosler, recently adopted a pre-arranged trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the Company’s policies and procedures on stock transactions by officers, directors and employees.

Shares included in Mr. Rosler’s plan are subject to options that Mr. Rosler has held for almost nine years which all expire by their terms in July 2008. The pre-arranged stock trading plan was adopted in order to allow Mr. Rosler to exercise and sell a portion of his stock options over time as part of his long-term strategy for asset diversification and liquidity and to prevent the potential loss of such options if they remain unexercised by their termination date. Since the plan was adopted, Mr. Rosler has no discretion or control over the timing of individual stock sales or option exercises under the plan. The transactions under the plan will be disclosed publicly through filings on Form 4 with the Securities and Exchange Commission. By its terms, the plan terminates on June 2, 2008.

Rule 10b5-1 permits insiders who are unaware of material, nonpublic information to adopt pre-arranged written agreements for trading securities in a non-discretionary manner. Mr. Rosler as well as other officers and directors of the Company, may adopt similar plans in the future.

About InfoSonics Corporation

InfoSonics is one of the premiere providers and distributors of wireless handsets and accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit www.infosonics.com.

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